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                         Common Stock Purchase Agreement

         Agreement made as of February 25, 2002 by and between Hamon Research-Cottrell, Inc., a Delaware corporation having an address at 58-92 East Main Street, Somerville, New Jersey 08876 ("Purchaser"), and CVF Technologies Corporation ("Seller"). Seller proposes, subject to the terms and conditions stated herein, to sell to the Purchaser 450,000 shares of Common Stock, $.10 par value per share (the "Shares"), of TurboSonic Technologies, Inc., a Delaware corporation ("TurboSonic"), at a purchase price of thirty five cents ($0.35) per share, or an aggregate purchase price of $157,500 (the "Purchase Price").

         1. In connection with the sale of the Shares to the Purchaser, the Seller represents, warrants and agrees that:

            (a) the Seller has good and marketable title to the Shares being sold by it hereunder free and clear of all liens, encumbrances, equities, security interests and claims whatsoever, and upon delivery of and payment of the Purchase Price for the Shares, the Purchaser will receive good title thereto free and clear of all liens, encumbrances, equities, security interests and claims whatsoever; and

            (b) all authorizations and consents necessary for the execution and performance of this Agreement and for the delivery of the Shares by the Seller have been obtained, and the Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.

         2. (a) The Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks associated with the Shares and is holding the Shares for its own account, for investment and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Purchaser acknowledges that the Shares to be received by it hereunder have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Furthermore, the Purchaser acknowledges that each certificate representing the Shares contains a legend substantially in the following form:


            "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act."


            (b) The Purchaser is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

         3. The closing of the sale of the Shares shall occur on February 22, 2002, or as soon thereafter as reasonably practicable (the "Closing"), by delivery by Purchaser to Seller of the Purchase Price by certified or bank check or wire transfer of immediately available funds, and by delivery by Seller to Purchaser of a certificate(s) for the Shares duly endorsed for transfer with blank stock powers attached.


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         4. Purchaser and Seller agree that Mr. James Sbrola is entitled to a fee of $3,150.00 payable in cash or by check for arranging this transaction, which amount is payable at Closing, and that Purchaser and Seller shall each be responsible for the payment of $1,575.00 to Mr. Sbrola.

         5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as specifically contemplated hereby, this Agreement shall not be assignable by either party hereto except with the written consent of the other party.

         6. This Agreement embodies the entire agreement and understanding between the Seller and the Purchaser relating to the purchase of the Shares, and supercedes all prior agreements and understandings relating to the purchase of the Shares.

         7. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party or parties against which enforcement of the change, waiver, discharge or termination is sought.

         8. This Agreement shall be construed and governed by the laws of the State of New Jersey.

         9. This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all such counterparts shall, together, constitute one and the same instrument.


         IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement as of the date first above written.



CVF TECHNOLOGIES CORPORATION                HAMON RESEARCH-COTTRELL, INC.


/s/ Jeffrey Drebin                          /s/  Jonathan Lagarenne
-------------------------------             ---------------------------------
President                                   Chief Executive Officer



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